Exhibit 99.2

T2 Biosystems Investor Update

March 20, 2024

Trip Taylor, IR

Thank you, operator. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC on March 31, 2023, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I would like to turn the call over to Chairman and CEO, John Sperzel. John?

John Sperzel, CEO

Thank you for joining our investor call. The purpose of today’s call is to unveil our launch plan for the T2Lyme Panel and to update our stockholders on our progress across the business, including the T2Biothreat Panel, the T2Resistance Panel, ongoing commercial and strategic discussions, and Nasdaq compliance. After my prepared remarks, we will open the call for questions and answers.

Starting with the T2Lyme Panel and our 2024 Launch Plan.

The T2Lyme Panel is a direct-from-blood molecular diagnostic test designed for the early detection of Borrelia burgdorferi, the bacterium that causes Lyme disease in the U.S.

T2 Biosystems Investor Update

March 20, 2024

Lyme disease is the leading vector-borne disease in America, with an estimated 3.4 million tests performed each year. The current diagnostic process is a two-tiered antibody test algorithm that relies on the presence of antibodies and can only be used accurately four to eight weeks after infection. If left untreated, the bacteria may spread throughout the body and become much harder to eradicate and treat effectively. Although early symptoms of Lyme disease are similar to the flu, Borellia burgdorferi infections can lead to chronic debilitating disease.

To address this critical unmet need, we have developed a highly sensitive diagnostic test for the detection of early Lyme disease, with an analytical sensitivity that is in line with our FDA-cleared sepsis tests. We believe our test will detect Lyme disease within the first 30 days after infection, compared to antibody tests that can take 30-60 days after infection. We are finalizing internal validation and verification, and we expect to be in position for a product launch during the third quarter of 2024.

We plan to launch our T2Lyme Panel as a Laboratory Developed Test, or LDT, and we believe there are numerous potential advantages of launching the T2Lyme Panel in this format, including: 1) faster time to market, 2) higher test throughput, and 3) stronger product contribution margins.

Importantly, in a LDT format, we can run the test without the T2Dx Instrument, which can provide the potential to process hundreds of Lyme tests per day. This is because the individual components of our underlying technology can be leveraged to process a higher volume of samples. Given the LDT format does not require the T2Dx Instrument, or the costs associated with a cartridge, we expect to realize strong product contributions margins. Our market research confirms that reference laboratories often charge greater than $250 for the two-tiered Lyme test, and greater than $250 for PCR Lyme tests.

Our objective is to provide early Lyme disease results to major U.S. reference laboratories. We believe we can utilize their retail networks to collect patient samples, which would allow us to provide testing to Lyme patients across the country. These samples would then be sent to our LDT partner to perform the T2Lyme Panel in their lab. It is important to note that T2Lyme Panel sales are not in our current 2024 revenue guidance, so any potential sales during 2024 represent upside to that guidance.

T2 Biosystems Investor Update

March 20, 2024

Moving to the T2Biothreat Panel and our Commercial Progress.

The T2Biothreat Panel is an FDA-cleared direct-from-blood molecular diagnostic test that runs on the T2Dx Instrument and simultaneously detects six biothreat pathogens, including the organisms that cause anthrax, tularemia, glanders, melioidosis, plague, and typhus.

These six pathogens have been identified as threats by the CDC and, if not treated promptly, can have mortality rates of 40-90%. Our clinical evaluation of the T2Biothreat Panel demonstrated positive percent agreement, or sensitivity, of 100% for all targets except Francisella tularensis, which was 94.3%, and negative percent agreement, or specificity, of 100% for all six targets.

The National Biodefense Strategy and Implementation Plan includes an objective to “enhance preparedness to save lives through development, testing, evaluation, manufacturing, regulatory approval, distribution, and administration of countermeasures.” The T2Biothreat Panel was designed for this purpose, in collaboration with the U.S. Government, or BARDA, and we expect it to play a role in our nation’s effort to counter biological threats.

There are two references to the T2Biothreat Panel in the Assistant Secretary for Preparedness and Response, or ASPR’s FY2025 budget justification document, which covers the period of October 1, 2024 through September 30, 2025. The first is in Building a Robust and Formidable MCM Development Pipeline and includes the statement: “In partnership with industry, BARDA has built a robust pipeline of medical countermeasures, or MCMs, in advanced development…” and lists the T2Biothreat Panel for multi-target biothreat testing. The second is in Biodosimetry and Diagnostics and includes the statement: “Also in FY 2023, the first BARDA supported Biothreat test panel (a test which targets multiple biothreat agents simultaneously) was cleared by the FDA from T2 Biosystems. These efforts are part of BARDA’s successes in preparation for potential future biothreat outbreaks.”

T2 Biosystems Investor Update

March 20, 2024

The T2Biothreat Panel detects unique biothreat pathogens and we believe it provides unparalleled sensitivity and specificity, creating multiple potential sales opportunities which we are pursuing, including to CDC’s U.S. Laboratory Response Network, ASPR’s U.S. Strategic National Stockpile, U.S. state and public health laboratories, other U.S. government agencies, and international government allies.

To advance our commercial opportunities for the T2Biothreat Panel, we have entered into an agreement with Dr. Robin Robinson to serve as a strategic advisor. Dr. Robinson has significant experience and expertise leading U.S. Government entities in the areas of medical countermeasures and biodefense, including serving as director of the Biomedical Advanced Research and Development Authority, or BARDA, and the Deputy Assistant Secretary in the Office of the Assistant Secretary for Preparedness and Response, or ASPR, within the U.S. Department of Health and Human Services. We believe Dr. Robinson’s vast network across multiple U.S. Government agencies – including CDC, ASPR, BARDA, DoD, and NIH – coupled with his expertise in medical countermeasures and biodefense, will be invaluable as we pursue government contracts to procure the T2Biothreat Panel and protect our nation from the consequences of deliberate of accidental exposure to biothreats.

It is important to note that T2Biothreat Panel sales are not in our current 2024 revenue guidance, so potential sales during 2024 represent upside to that guidance.

Moving to the T2Resistance Panel and our Newly Published Clinical Results.

The T2Resistance Panel is a direct-from-blood molecular diagnostic test that runs on the FDA-cleared T2Dx Instrument and simultaneously detects 13 antibiotic resistance genes, in just 3-5 hours, without the need to wait days for a positive blood culture. We believe the T2Resistance Panel will be a catalyst to drive broader adoption of our sepsis products.

T2 Biosystems Investor Update

March 20, 2024

On Monday, we issued a press release to announce the results of a new study that was published in the Journal of Clinical Microbiology, highlighting the performance and clinical benefits of the T2Resistance Panel.

The prospective study included 59 patients at two sites, and intended to determine the clinical sensitivity, time to detection, and clinical impact of the T2Resistance Panel compared to blood culture and conventional microbiology methods. Highlights included:

High Accuracy: The T2Resistance Panel demonstrated clinical sensitivity of 94.7% and specificity of 97.4% (adjudicated). This is consistent with the clinical performance of our two FDA-cleared sepsis panels: the T2Bacteria Panel and the T2Candida Panel.

Rapid Turnaround Time: The T2Resistance Panel results were available on average in 4.4 hours compared to 58.3 hours with blood culture-based methods. The T2Resistance Panel provided a 92% improvement in time to result compared to blood culture-based diagnostics.

Clinical Impact: There were 49 clinical interventions in 24 of the 59 patients, resulting in 17 antibiotic escalations and 32 discontinuations of unnecessary antibiotics. The use of the T2Resistance Panel led to a change in antibiotic therapy for 41% of the patients in this study, as those patients were on the wrong or unnecessary antibiotics. We believe this performance data demonstrates the enormous potential of this unique and highly differentiated product, to reduce cost, improve patient outcomes, and reduce the threat of antibiotic resistance.

These results demonstrate the strongest clinical impact of the T2Resistance Panel to date in a real-world hospital setting. We expect this to be a catalyst for greater adoption of the T2Resistance Panel in countries where we currently market under CE mark. We also believe the international experience with direct-from-blood detection of resistance genes is an important precursor to our launch in the U.S. market. As a reminder, we plan to submit a 510(k) premarket notification to the U.S. Food and Drug Administration, or FDA, during the third quarter of 2024, and we have previously received Breakthrough Device designation from the FDA, which provides for a prioritized FDA review upon submission.

T2 Biosystems Investor Update

March 20, 2024

Moving to our Ongoing Commercial and Strategic Discussions.

As previously discussed, we engaged an advisory firm in 2023 to explore all potential strategic alternatives to maximize value, including an acquisition, merger, reverse merger, other business combination, sale of assets, licensing, and other strategic transactions. Over the past 12 months, we have engaged with a number of potential partners and continue to explore potential commercial and/or strategic partnerships.

Moving to our Nasdaq Compliance Plan.

On March 12, 2024, we announced that the Nasdaq Hearings Panel has granted our request for continued listing on the Nasdaq Stock Market, subject to the Company demonstrating compliance with Nasdaq’s market value of listed securities (“Market Value”) requirement, as set forth in Nasdaq Listing Rule 5550(b)(2) (the “Rule”) on or before May 20, 2024.

We continue to prioritize maintaining our Nasdaq listing and consider it to be in the best interest of both the Company and its stockholders, as we believe listing on the Nasdaq Stock Market maintains liquidity for stockholders, helps attract and retain key employees, broadens our access to capital, and better positions the company for potential mergers and acquisitions.

The Rule requires that the Company maintain a closing Market Value of at least $35.0 million for a minimum of ten consecutive business days. During the extension period, we will continue to actively monitor our Market Value and take appropriate action, if necessary and as advised by our Board of Directors, to remedy the deficiency.

These actions may include the potential conversion of $15.0 million dollars of outstanding indebtedness held by our, CRG, to equity in the company. Additionally, while not part of our Nasdaq compliance plan, we have numerous potential business catalysts that we believe can create value and increase the market value of our listed securities. There can be no assurance, however, that the company will be able to timely comply with the terms of the Nasdaq Hearings Panel’s decision.

T2 Biosystems Investor Update

March 20, 2024

In its written decision, the Nasdaq Hearings Panel stated, “The Company has outlined what appears to be a reasonable plan to regain compliance with the Exchange’s listing requirements. It has also described its range of products that appear well poised to gain notable sales in the medical testing space, based on its descriptions of the products’ efficacy. In light of the developments in the Company’s products, the fact that the Company has already executed the conversion agreement with CRG, and the short time period requested to cure its listing deficiency, the Panel believes an exception is appropriate.”

We have given notice of a Special Meeting of stockholders to be held on April 11, 2024 for the following purposes: 1) to vote on the approval of the CRG debt to equity conversion; and 2) to transact such other business as may properly come before the Special Meeting or at any and all adjournments or postponements thereof.

Your vote is important. Whether or not you are able to participate in the Special Meeting online, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible by submitting your proxy by telephone, via the Internet at the address listed on the proxy card, or by signing, dating, and returning the proxy card, which requires no postage if mailed in the United States.

Summary Remarks

To summarize, we believe the T2Lyme Panel offers potential to significantly increase our revenue and we plan to launch our test for the detection of early Lyme disease as a Laboratory Developed Test, or LDT, in the third quarter of 2024. We continue to advance our discussions with the U.S. Government regarding the use of our T2Biothreat Panel, to protect Americans from the threat of bioterrorism, and we have engaged Dr. Robin Robinson, to accelerate our efforts. We are thrilled with the new data on our T2Resistance Panel, which showed excellent clinical performance, significantly faster time to detection, and the potential to significantly improve antibiotic stewardship. We continue to explore strategic options, and we are in ongoing discussions with a number of firms regarding strategic and/or commercial partnerships. Finally, we received an extension to comply with the Nasdaq Market Value requirement and we are optimistic that the plan will result in the attainment of the listing requirements.

T2 Biosystems Investor Update

March 20, 2024

With that I would like to turn the call back over to the operator to open the line for questions. Operator?